                                                       OMB APPROVAL
                                                       OMB Number 3235-0145
                                                       Expires: August 31, 1991
                                                       Estimated average burden
                                                       hours per response..14.90

                              UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No. 2)*

                               AVID Technology
                     ----------------------------------
                              (Name of Issuer)

                                 Common Stock
                     ----------------------------------
                       (Title of Class of Securities)

                                05367P100
                     ----------------------------------
                              (CUSIP Number)


Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                              Page 1 of 8 Pages

CUSIP No. 05367P100                   13G                 Page 2 of 8 Pages

-------------------------------------------------------------------------------
 (1) Names of reporting persons
     S.S. or I.R.S. identification No. of above person

     Montgomery Asset Management, LLC  IRS ID #94-3273703
-------------------------------------------------------------------------------
 (2) Check the appropriate box if a member     (a)  / /
     of a group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or place of organization

     California
-------------------------------------------------------------------------------
Number of shares              (5) Sole voting power
 beneficially                       2,171,830 (as of 10/31/97)
 owned by                    --------------------------------------------------
 each peporting               (6) Shared voting power
 person with                        -0-
                             --------------------------------------------------
                              (7) Sole dispositive power
                                    2,171,830 (as of 10/31/97)
                             --------------------------------------------------
                              (8) Shared dispositive power
                                    -0-
-------------------------------------------------------------------------------
 (9) Aggregate amount beneficially owned by each reporting person
                          2,171,830 (as of 10/31/97)
-------------------------------------------------------------------------------
(10) Check box if the aggregate amount in row (9) excludes certain shares*
                             Not applicable
-------------------------------------------------------------------------------
(11) Percent of class represented by amount in row 9
                                  9.16% (as of 10/31/97)
-------------------------------------------------------------------------------
(12) Type of reporting person*
                                        IA
-------------------------------------------------------------------------------
                                 *See Instructions

CUSIP No. 05367P100                   13G                 Page 3 of 8 Pages

-------------------------------------------------------------------------------
 (1) Names of reporting persons
     S.S. or I.R.S. identification No. of above person

     Montgomery Growth Fund  94-3187459
-------------------------------------------------------------------------------
 (2) Check the appropriate box if a member     (a)  / /
     of a group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or place of organization

     California
-------------------------------------------------------------------------------
Number of shares              (5) Sole voting power
 beneficially                       1,950,000 (as of 10/31/97)
 owned by                    --------------------------------------------------
 each peporting               (6) Shared voting power
 person with                        -0-
                             --------------------------------------------------
                              (7) Sole dispositive power
                                    1,950,000 (as of 10/31/97)
                             --------------------------------------------------
                              (8) Shared dispositive power
                                    -0-
-------------------------------------------------------------------------------
 (9) Aggregate amount beneficially owned by each reporting person
                          1,950,000 (as of 10/31/97)
-------------------------------------------------------------------------------
(10) Check box if the aggregate amount in row (9) excludes certain shares*
                             Not applicable
-------------------------------------------------------------------------------
(11) Percent of class represented by amount in row 9
                                  8.98% (as of 10/31/97)
-------------------------------------------------------------------------------
(12) Type of reporting person*
                                        IA
-------------------------------------------------------------------------------
                                 *See Instructions

                                                          Page 4 of 8 Pages

                            SCHEDULE 13G

ITEM 1.

-------------------------------------------------------------------------------
(a)  Name of Issuer
                  AVID Technology
-------------------------------------------------------------------------------
(b)  Address of Issuer's Principal Executive Offices
                  Metropolitan Tech Park, One Park West, Tewksbury, MA 01876
-------------------------------------------------------------------------------

ITEM 2.

-------------------------------------------------------------------------------
(a)  Name of Person Filing
                  Montgomery Asset Management, LLC
-------------------------------------------------------------------------------
(b)  Address of Principal Business Office
                  101 California Street, San Francisco, CA 94111
-------------------------------------------------------------------------------
(c)  Citizenship
                  Delaware
-------------------------------------------------------------------------------
(d)  Title of Class of Securities
                  Common Stock
-------------------------------------------------------------------------------
(e)  CUSIP Number
                  05367P100
-------------------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

-------------------------------------------------------------------------------
    (a) / / Broker or Dealer registered under Section 15 of the Act

    (b) / / Bank as defined in section 3(a)(6) of the Act

    (c) / / Insurance Company as defined in section 3(a)(19) of the Act

    (d) / / Investment Company registered under section 8 of the Investment Company Act

    (e) /X/ Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

    (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F)

    (g) / / Parent Holding Company, in accordance with
            Section 240.13d-1(b)(ii)(G) (Note: See Item 7)

    (h) / / Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)
-------------------------------------------------------------------------------

                                                          Page 5 of 8 Pages

ITEM 4.  OWNERSHIP

-------------------------------------------------------------------------------
(a) Amount Beneficially Owned
                         2,171,830 (as of 10/31/97)
-------------------------------------------------------------------------------
(b) Percent of Class
                         9.16% (as of 10/31/97)
-------------------------------------------------------------------------------
(c) Number of shares as to which such person has:
-------------------------------------------------------------------------------
          (i) Sole power to vote or to direct the vote
                         2,171,830 (as of 10/31/97)
-------------------------------------------------------------------------------
         (ii) Shared power to vote or to direct the vote
                         -0-
-------------------------------------------------------------------------------
        (iii) Sole power to dispose or to direct the disposition of
                         2,171,830 (as of 10/31/97)
-------------------------------------------------------------------------------
         (iv) Shared power to dispose or to direct the disposition of
                         -0-
-------------------------------------------------------------------------------

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

-------------------------------------------------------------------------------
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. / /
-------------------------------------------------------------------------------

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

-------------------------------------------------------------------------------
                        Not applicable
-------------------------------------------------------------------------------

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

-------------------------------------------------------------------------------
                        Not applicable
-------------------------------------------------------------------------------

                                                          Page 6 of 8 Pages


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

-------------------------------------------------------------------------------
                        Not applicable
-------------------------------------------------------------------------------

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

-------------------------------------------------------------------------------
                        Not applicable
-------------------------------------------------------------------------------


ITEM 10. CERTIFICATION

    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
                                                Nov. 10, 1997
                                       ----------------------------------------
                                                       Date

                                              /s/ Dana Schmidt
                                       ----------------------------------------
                                                    Signature

                                       Dana Schmidt, Corp. Vice President &
                                                       Principal
                                       ----------------------------------------
                                                    Name/Title

                                                          Page 7 of 8 Pages


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

-------------------------------------------------------------------------------
                        Not applicable
-------------------------------------------------------------------------------

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

-------------------------------------------------------------------------------
                        Not applicable
-------------------------------------------------------------------------------


ITEM 10. CERTIFICATION

    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
                                                Nov. 10, 1997
                                       ----------------------------------------
                                                       Date

                                              /s/ Downey Hebble
                                       ----------------------------------------
                                                    Signature

                                       Downey Hebble, Asst. Vice President
                                       ----------------------------------------
                                                     Name/Title

                                                          Page 8 of 8 Pages

          JOINT FILING AGREEMENT PURSUANT TO RULE 13D-1(F)(1)

This agreement is made pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934 (the "Act") by and among the parties listed below, each referred to herein as a "Joint Filer." The Joint Filers agree that a statement of beneficial ownership as required by Section 13(d) of the Act and the Rules thereunder may be filed on each of their behalf on Schedule 13D or
Schedule 13G, as appropriate, and that said joint filing may thereafter be amended by further joint filings. The Joint Filers state that they each satisfy the requirements for making a joint filing under Rule 13d-1.

Dated: November 10, 1997

MONTGOMERY GROWTH FUND                  MONTGOMERY ASSET MANAGEMENT, LLC
a series of The Montgomery Funds



By: /s/ Downey Hebble                      By: /s/ Dana E. Schmidt
    -------------------------------           --------------------------------
    Downey Hebble, Asst. Vice Pres.           Dana E. Schmidt, Corporate Vice
                                                President & Principal